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                                                                   EXHIBIT 23-D

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the reference to our firm under the caption "Experts" in this Amendment No. 3 to the Registration Statement on Form S-4 and related Joint Proxy Statement/Prospectus of Ameritech Corporation and SBC Communications Inc. ("SBC") for the registration of shares of SBC Common Stock and to the incorporation by reference therein of our report dated February 27, 1997 on our audits of the consolidated financial statements and financial statement schedule of Pacific Telesis Group and Subsidiaries as of December 31, 1996, and for each of the two years in the period then ended, which is included in SBC's Annual Report on Form 10-K for the year ended December 31, 1997.

                                          /s/ PricewaterhouseCoopers LLP

San Francisco, California

October 14, 1998